�      !   "#$%&''()*+(++  ,-.$ October 11, 2024 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Commissioners: We have read the statements made by ChromaDex Corporation under Item 4.01 of its Form 8-K dated October 11, 2024. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of ChromaDex Corporation contained therein. Very truly yours, Marcum LLP EXHIBIT 16.1